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                                                                   Exhibit 10.18

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY ASTERISKS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933.

                 LICENSE AND DEVELOPMENT COLLABORATION AGREEMENT

         This License and Research Collaboration Agreement (the "Agreement"), effective as of the last signature date below (the "Effective Date"), is entered into by and between American Home Products Corporation ("AHPC"), acting through its Wyeth-Ayerst Laboratories Division, Wyeth-Lederle Vaccines business unit, a Delaware corporation with a place of business at 211 Bailey Road, West Henrietta, New York 14586 (hereinafter, together with AHPC's wholly-owned affiliates and subsidiaries, collectively referred to as "WLV") and Inhibitex, Inc. a Delaware corporation with its principal place of business at 8995 Westside Parkway Suite 150, Alpharetta, GA 30004 (hereinafter "INX").

         INX has substantial knowledge and expertise in and holds significant intellectual property rights in MSCRAMMTM proteins (Microbial Surface Components Recognizing Adhesive Matrix Molecules) as the result of (1) a sublicense dated June 28, 1994 from The Texas A & M University Systems (hereinafter "TAMUS") through its licensee, AM Fund I, L.P.; (2) an assignment dated March 25, 1998 from Magnus Hook; (3) a license dated April 8, 1999 from BioResearch Ireland (hereinafter "BRI"); and (4) a license dated February 4, 2000 from TAMUS.

         WLV is a worldwide leader in the development and commercialization of human vaccines.

         The parties desire to enter into an agreement whereby WLV obtains (1) a worldwide license under INX's Staphylococcus aureus and Staphylococcus epidermidis MSCRAMMTM technology for the development and commercialization of human vaccines, and (2) the opportunity to collaborate in the development of this technology.

         In consideration of the foregoing premises and the covenants contained herein, the parties agree as follows:

ARTICLE I - DEFINITIONS

         For purposes of this Agreement, the terms defined in this Article 1 shall have the meanings set forth below:

         1.1 "Affiliate" shall mean, with respect to WLV or INX, any corporation, partnership or other business entity controlled by, controlling, or under common control with it. However, for the purposes of this Agreement, the term "Affiliate" shall not include subsidiaries or other entities in which WLV owns a majority of the ordinary voting power to elect the majority of the board of directors or other governing board but is otherwise restricted from electing such majority by contract or otherwise, until such time as (a) such restrictions are no longer in effect, or (b) the subsidiary or other entity is otherwise designated by WLV in writing as being an Affiliate for purposes hereunder.

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"Affiliate" shall include but not be limited to divisions and subsidiaries, and in the case of WLV, shall include its parent company and all entities which are Affiliates of the parent company.

         1.2 "BLA" shall mean a biologics license application or equivalent filed with the FDA or an equivalent regulatory body outside the U.S. for approval of manufacturing and sale of any Product.

         1.3 "Completion of Clinical Trial" shall mean the date on which the treatment of last patient in the first Clinical Trial is completed.

         1.4 "Confidentiality Agreement" shall mean the Confidentiality Agreement between INX and WLV dated August 12, 1999.

         1.5 "Confidential Information" shall mean information or data described in Article 5 below.

         1.6 "Development Collaboration Plan" shall mean the written document describing the Development Collaboration Program to be performed by INX and WLV, as approved by the Development Committee from time to time, as described in Article 4. The current form of the Development Collaboration Plan is attached hereto as Exhibit C.

         1.7 "Development Collaboration Program" shall mean a program for the development of Licensed Products through preclinical and clinical development by INX and WLV.

         1.8 "Development Committee" shall mean the development committee composed of representatives of INX and WLV described in Article 4 below.

         1.9      "FDA" shall mean the United States Food and Drug
Administration.

         1.10 "Field" shall mean human vaccines for containing MSCRAMM(TM) proteins derived from S. aureus and S. epidermidis for the prevention of S. aureus and S. epidermidis infections, provided, however that the Field shall exclude the use of MSCRAMM(TM) proteins or such vaccines to stimulate antibody titer in plasma donors whose plasma is collected for the purpose of developing and commercializing products containing plasma derived immunoglobulin.

         1.11 "First Commercial Sale" shall mean the first sale for use or consumption by the general public of a Licensed Product in a country after any required marketing and pricing approval (where necessary) has been granted by the governing health authority of such country.

         1.12 "IND" shall mean an Investigational New Drug Application as filed by or on behalf of WLV.

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         1.13     "Inventions" shall mean all inventions, discoveries,
improvements or other technology, including biologics, conceived or reduced to practice under the Development Collaboration Program solely or jointly by employees or others acting on behalf of WLV or INX or their Affiliates. Inventorship shall be determined in accordance with U.S. laws of inventorship.

         1.14 "INX Inventions" shall mean Inventions conceived or reduced to practice by employees or others acting on behalf of INX or its Affiliates.

         1.15 "INX Know How" shall mean all proprietary and confidential information and data including, but not limited to, compositions, formulae, procedures, protocols, techniques and results of experimentation and testing, and all biologics or technology, including, but not limited to, cells, cell lines, genes, and proteins which are necessary or useful to practice any process or method related to, or to make, use or sell any Licensed Product in the Field, including but not limited to any methods for manufacture or use of cells or cell lines or proteins contained in a Licensed Product, which INX owns or in which INX has an interest, and which is in the possession of INX on the date of this Agreement or thereafter, all to the extent and only to the extent that INX hereafter will have the right to grant licenses or other rights thereunder.

         1.16     "INX Patent Rights" shall mean:

                  (a) the patent and patent applications listed in Exhibit B hereto, which shall be updated by INX as appropriate from time to time, all patent applications heretofore or hereafter filed or having legal force in any country owned by or licensed to INX or to which INX otherwise acquires rights, which claim a composition, method or process for biologics or technology, including, but not limited to, cells, cell lines, genes, peptides and proteins which are necessary or useful to practice any process or method related to, or to make, use or sell any Licensed Product in the Field, including Inventions, together with any and all patents that have issued or in the future issue therefrom, including utility, model and design patents and certificates of invention, and

                  (b)      all divisionals, continuations,
continuations-in-part, continued prosecution applications, requests for continued examination, reissues, renewals, extensions or additions to any such patents and patent applications; all of Section (a) and this Section (b) of this paragraph to the extent and only to the extent that INX hereafter will have the right to grant licenses, immunities or other rights thereunder, and any foreign counterparts to those patents and patent applications, and currently consisting of the INX Patent Rights described on Exhibit B hereto.

                  (c) Patents and patent applications licensed to INX by a Third party or to which INX otherwise acquires rights after the effective date of this Agreement shall become part of the INX Patent Rights to the extent that INX has the right to grant licenses to WLV in the Field and only to the extent that INX is able to do so on economic terms substantially similar to the economic terms of its primary licenses from third parties as of the effective date.

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         1.17     "Joint Invention" shall mean an Invention invented jointly by one or more employees or others acting on behalf of WLV or its Affiliates and by one or more employees or others acting on behalf of INX or its Affiliates under the Development Collaboration Program. Inventorship shall be determined in accordance with U.S. laws of inventorship.

         1.18     "Joint Patent Rights" shall mean:

                  (a) all patent applications hereafter filed or having legal force in any country owned jointly by INX and WLV or to which INX and WLV otherwise acquire joint rights, which claim a Joint Invention, together with any and all patents that issue therefrom, including utility, model and design patents and certificates of invention, and

                  (b)      all divisionals, continuations,
continuations-in-part, continued prosecution applications, requests for continued examination, reissues, renewals, extensions or additions to any such patents and patent applications and any foreign counterparts to those patents and patent applications.

         1.19 "Licensed Product" shall mean active human vaccines containing MSCRAMM(TM) proteins derived from S. aureus or S. epidermidis, within the Field the manufacture, use or sale of which, but for the license granted herein, would infringe at least one Valid Claim of INX Patent Rights, or utilize INX Know-How.

         1.20 "Licensed Technology" shall mean the INX Patent Rights and the INX Know-How.

         1.21 "Net Sales" shall mean the amount bill or invoiced on account of all sales of Licensed Products to an independent Third Party by WLV or its Affiliates or sublicensees in bona fide arms' length transactions, less the following deductions:

         (a) trade and/or quantity discounts actually taken by the customer in such amounts as are customary in the trade;

         (b) any tax, excise, or other governmental charges upon or measured by the production, sales, transportation, delivery or use of said Licensed Products contained therein (Income taxes owed or paid by WLV shall not be deducted from Net Sales.);

         (c) transportation charges and discounts other than those described above;

         (d) ordinary and customary sales commissions actually paid to non-affiliated third Parties;

         (e) amounts repaid or credited by reason or rejections recall, destruction or return or because of price rebates;

         (f) taxes paid by WLV or its Affiliates or sublicensees to the United States Government or an instrumentality thereof under 42 U.S.C. 300 aa-1 et seq. or other similar legislation, or to a State of the United States or to a government of any other country or portion thereof insuring against liability arising out of the manufacture, use or sale of a Licensed Product by WLV or its Affiliates or sublicensees; and

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         (g)      reserves reasonably set aside by WLV as a self-insurance fund insuring against liability arising out of WLV's manufacture, use or sale of a Licensed Product, provided, however, that WLV agrees if the reserves are reduced or eliminated or if at the time WLV discontinues the sale of a Licensed Product there remain funds in the set aside account as aforesaid, then WLV will account to INX for the amount of the reduction, elimination or unexpired reserve, as the case may be, and will pay a royalty to INX on said amount as though said amount represented income from sales of a Licensed Product. WLV represents that the withholding of such reserves is not generally carried out in the normal course of the selling of its current line of vaccine products, and, with respect to Licensed Products hereunder, WLV will not withhold such reserves in the absence of outstanding liability claims or the reasonable anticipation of such claims arising within the next royalty payment period.

         1.22 "Person" shall mean an individual, corporation, partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

         1.23 "Regulatory Approval" shall mean, in any given country in which a Licensed Product is or is to be manufactured, sold or distributed, the approval of all government authorities necessary to permit the manufacture, sale or distribution of the Licensed Product. In the United States, Regulatory Approval shall include, without limitation, BLA Approval, to the extent required.

         1.24 "Third Party" shall mean any Person other than INX, WLV and their respective Affiliates.

         1.25 "Valid Claim" shall mean a claim of any pending application or any issued and unexpired patent within the INX Patent Rights, so long as such claim shall not have been disclaimed or shall not have been held invalid in a final decision rendered by a tribunal of competent jurisdiction from which no appeal has been or can be taken.

ARTICLE 2 - LICENSE GRANT, FEES AND ROYALTIES

         2.1 License to WLV. For the term of this agreement, INX hereby grants to WLV a worldwide, exclusive (even as to INX), royalty-bearing license in the Field, including the right to grant sublicenses, under the INX Patent Rights, the INX ownership interest in Joint Patent Rights, INX Know-How and INX Inventions to make, have made, have used, sell, have sold, offer for sale, and import Licensed Products in the Field. WLV shall not make, use, sell market or promote Licensed Product for use outside the Field. Where the INX Patent Rights are themselves licensed from a Third Party, WLV's license shall take the form of a sublicense.

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         2.2      Reservation of Rights. TAMUS and BRI each retains an
irrevocable, nonexclusive and nontransferable royalty-free right to use the Licensed Technology for its own educational and non-commercial research purposes. Pursuant to 37 C.F.R. 401.14, the U.S. Government shall have a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the Licensed Technology throughout the world.

         2.3 Fees and Royalties. In consideration of both the license granted in Section 2.1 and INX's contributions to the Development Collaboration described in Article 4 herein, WLV agrees to make (1) the up front license fee payments as set forth in this Article 2.3, (2) the annual license and development support fee payments as set for below in this Article 2.4, (3) the earned royalty payments as set forth below in this Article 2.5, and (4) the special development payments set forth in Exhibit A attached hereto.

         2.4 Up Front license Fee. An up front license fee payment of one and one half million dollars ($1,500,000) shall be made upon execution of this agreement. In the event that Hart-Scott-Rodino approval is not obtained in accordance with Article 14.9 hereof, INX shall refund to WLV the $1,500,000 paid under this Article 2.4.

         2.5 Annual License and Development Support Fees. During the term of this agreement, and continuing until the First Commercial Sale of Licensed Product in the United States or any other country where royalty payments exceed five hundred thousand dollars ($500,000), WLV shall make a minimum annual license and development support fee payment of five hundred thousand dollars ($500,000) per year, commencing on the Effective Date of this Agreement, payable at the rate of one hundred and twenty five thousand dollars ($125,000) at the start of each calendar quarter. For the first year of this Agreement, the entire payment of five hundred thousand dollars ($500,000) shall be made within 30 days after execution of this Agreement. To the extent that the parties have agreed to a Development Collaboration Plan as set forth below in Article 4, the annual license and development support payments shall be applied to effect the Development Collaboration Plan at the rate of [ *** ] per FTE (Full Time Equivalent employee) per year. The foregoing minimum annual license and development support payments are due regardless of whether a Development Collaboration Plan has been agreed to and regardless of whether WLV desires to support development at INX. In addition to the foregoing minimum annual license and development support payments, WLV shall have the right but no obligation to request, at least ninety days prior to the start of each calendar year, that additional development support at INX be funded by WLV for up to two additional FTE's at the rate of [ *** ] per FTE per year. Unless otherwise agreed to in writing by the Parties, the maximum number of FTE's to be supported at INX under the Development Collaboration Plan shall be four FTE's. A change in the maximum number of FTE's shall be made only by written agreement of the parties and only if additional funds are provided by WLV to support such additional FTE's.

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         2.6      Earned Royalties on Net Sales.

         (a) When the manufacture or sale or distribution of Licensed Products are covered by a Valid Claim of INX Patent Rights and/or INX's interest in Joint Patent Rights, WLV shall pay to INX an earned royalty, on a country-by-country basis, equal to [ *** ] of Net Sales of Licensed Product on a country-by-country basis, beginning upon the First Commercial Sale and continuing until the expiration of the last to expire of the INX Patent Rights and INX's interest in Joint Patent Rights in such country.

         (b) In countries where the manufacture or sale or distribution of Licensed Products is not covered by a Valid Claim of INX Patent Rights and/or INX's interest in Joint Patent Rights, if a Licensed Product incorporates INX Know-How, WLV shall pay to INX an earned royalty of [ *** ] of Net Sales of Licensed Product, beginning upon the First Commercial Sale in said country and continuing for a period of five (5) years thereafter.

         (c) However, if a Licensed Product is manufactured in a country where the Licensed Product is covered by a Valid Claim of INX Patent Rights and/or INX's interest in Joint Patent Rights, and then is sold in a country where no patent applications were filed or no patents ever issue, WLV shall pay to INX the earned royalty in accordance with Section 2.6(a). In any event, only one (1) earned royalty shall be due per Licensed Product under Section 2.6(a) or
(b).

         2.7 Time of Payments. The earned royalty shall be paid quarterly starting with the end of the calendar quarter following the First Commercial Sale and shall be made not more than one (1) month following the end of each such quarter. WLV agrees to make payment to INX by wire transfer as specified by INX. WLV agrees to submit to INX, at the time of each royalty payment, a written report showing, on a country-by-country basis, the calculation of Net Sales of Licensed Products for a quarter, including all currency conversions.

         2.8 Currency for Payment. All payments made to INX pursuant to this Agreement, shall be made in United States Dollars. Royalty payments shall first be calculated in the currency of the country in which sales took place and then directly converted to U.S. Dollars using the average of the exchange rates applicable on the date of payment used by WLV for financial accounting purposes in accordance with generally accepted accounting principles.

         2.9 If by reason of any restrictive exchange laws or regulations, WLV shall be unable to convert to U.S. dollars amounts equivalent to the earned royalty payable by WLV hereunder in respect of Licensed Products sold for funds other than U.S. dollars, WLV shall notify INX promptly with an explanation of the circumstances. In such event, all royalties due hereunder in respect of the transaction so restricted (or the balance thereof due hereunder and not paid in funds other than U.S. dollars as hereinafter provided) shall be deferred and paid in U.S. dollars as soon as reasonable possible after, and to the extent

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that such restrictive exchange laws or regulations are lifted so as to permit such conversion to U.S. dollars, of which lifting WLV shall promptly notify INX. At its option INX shall meanwhile have the right to request the payment (to it or to a nominee), and upon such request, WLV shall pay, or cause to be paid, all such amounts (or such portions thereof as are specified by INX) in funds, other than U.S. dollars, designated by INX and legally available to INX under such then existing restrictive exchange laws or regulations.

         2.10 If in any country where Licensed Products are sold, rates of royalties provided for herein are prohibited by law or regulation,, WLV shall pay royalties to IX at the highest rate permitted in that country for licenses of the type herein granted. If this royalty payment falls below the payment INX is required to pay its licensors, WLV will pay INX the difference.

         2.11 Any and all taxes levied on account of royalties paid from a country in which a provision is made in the law or by regulation for withholding shall be deducted from such royalty paid to INX hereunder and proof of payment of such taxes shall be secured and reported in the quarterly reports as set forth in Section 2.7. If, after deductions, this royalty payment falls below the payment INX is required to pay its licensors, WLV will pay INX the difference.

         2.12 Books and Records. WLV shall keep full and accurate records and books of account containing all particulars necessary for showing the amounts of royalties due INX hereunder. At all reasonable times for a period of not more than three (3) years after the end of each reporting year, not to exceed once each year, the books and records relating to sales of the Licensed Product shall be open to inspection by INX or its independent Certified Public Accountants reasonably acceptable to WLV, who may make such confidential inspection of such records and books of account as is necessary to verify the computation of royalties due to INX. The fees charged by such Certified Public Accountants shall be paid by INX unless it is determined in the audit that the WLV payments for the audited period are in error in INX's favor by an amount in excess of five percent (5%) of the total royalties paid for the audited period. Any payment owed shall be paid within thirty (30) days plus interest at the then prevailing prime interest rate plus one percent (1%). In accordance with Article 5, INX agrees to hold such records and independent accounting reports strictly confidential, and agrees to cause such independent certified public accountant to hold such records strictly confidential, except as may be necessary to maintain an action against WLV for breach of this Agreement. This Section shall survive termination of this Agreement.

         2.13 Direct Licenses to Affiliates. WLV may at any time following or at the time of the initiation of sales in a given geography (country or region, e.g., the European Union) request and authorize INX to grant licenses directly to Affiliates of WLV in such geography by giving written notice to INX designating to whom a direct license is to be granted by INX. Upon receipt of any such notice, INX shall enter into a separate direct license agreement with each WLV Affiliate designated by WLV in such notice and the exclusive license shall convert to a co-exclusive license. All such direct license agreements shall include all of the terms of this Agreement, including Section 2.15 "Minimum

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Diligence" below, (except those terms pertaining to development of Licensed
Products), except for such modifications as may be required by the laws and regulations in the country in which the direct license agreement is to be performed, provided that any such direct licenses are consistent with the economic terms and intent of this Agreement. In countries where validity of the direct license agreement requires prior governmental approval or registrations, such direct license agreements shall not become binding between the Parties thereto until such approval or registration is granted. Upon termination of this Agreement without cause by WLV, no existing direct licenses granted to WLV Affiliates shall be affected by such termination, and all such direct licenses to Affiliates shall remain in effect according to their terms, provided that such termination of this Agreement and continuation of the direct licenses is consistent with the economic terms and intent of this Agreement. INX shall continue to be entitled to payments under such direct licenses to Affiliates pursuant to this Article 2.

         2.14 Diligence. WLV agrees to use reasonable commercial efforts to pursue the pre-clinical and clinical development, governmental approval, manufacturing, marketing and sales of Licensed Products. As used herein, "reasonable commercial efforts" shall mean efforts which are consistent with those utilized by WLV for its own internally developed vaccine products of similar market potential at a similar stage of such product life, taking into account the existence of other competitive products in the marketplace or under development, the proprietary position of the product, the profitability of the product, regulatory considerations and other commercially or scientifically relevant factors. In addition, the obligations of WLV with respect to a given Licensed Product are expressly conditioned upon the safety, efficacy, or commercial feasibility of that Licensed Product, and such obligations may be delayed or suspended for so long as any condition or event exists which reasonably causes WLV to question the safety, efficacy or commercial feasibility of that Licensed Product. Provided that WLV markets a Licensed Product in any one of U.S., Germany, France, Great Britain, or Japan, WLV's obligation to market a Licensed Product shall not apply in any country if WLV has not commenced or has ceased marketing such Licensed Product in the country in question substantially due to adverse business, regulatory or financial conditions which would cause the marketing of such Licensed Product in such country to be contrary to the commercial best interests of WLV.

         2.15     Minimum Diligence.

         (a) In the event that a Phase I clinical trial of a Licensed Product has not been initiated anywhere in the world as of the sixth (6th) anniversary of the Effective Date, the annual License and Development Support Fee described in Section 2.4 above shall increase to [ *** ], which shall remain the annual amount due until First Commercial Sale of a Licensed Product in the United States or any other country where royalty payments will equal at least [***].

         (b) In the event that a Phase I clinical trial of a Licensed Product has not been initiated anywhere in the world as of the eighth (8th) anniversary of the Effective Date, and only if WLV has by that time initiated a Phase I clinical trial of a vaccine product other than a Licensed Product which has essentially the same medical indication and could compete in essentially the same market as a Licensed Product, then INX shall have the

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right to terminate this Agreement including the licenses granted herein on thirty (30) days written notice.

         (c) In the event that a Phase I clinical trial of a Licensed Product has not been initiated anywhere in the world as of the tenth (10th) anniversary of the Effective Date, then INX shall have the right to terminate this Agreement including the licenses granted herein on thirty (30) days written notice.

         2.16 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be, deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code. The parties shall retain any may fully exercise all of their respective rights and elections under the Bankruptcy Code.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

         3.1 Corporate Existence and Power. As of the Effective Date and during the term of this Agreement each party represents and warrants that it:

                  (a) is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated;

                  (b) has the corporate power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted; and

                  (c) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of such party and would not materially adversely affect such party's ability to perform its obligations under this Agreement.

         3.2      Authorization and Enforcement of Obligations.

                  (a) As of the Effective Date and during the term of this Agreement each party represents and warrants that it:

                  (i) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and

                  (ii) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

                  (b) INX warrants that it has the authority and right to convey to WLV the rights granted under this Agreement, including but not limited to the rights set forth in Article 2.

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         3.3      Consents. As of the Effective Date and during the term of this
Agreement each party represents and warrants that all necessary consents, approvals, and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with entering into this Agreement have been obtained.

         3.4 No Conflict. As of the Effective Date and during the term of this Agreement each party represents and warrants that the execution and delivery of this Agreement, including the grant of licenses or sublicenses hereunder, and the performance of such party's obligations hereunder:

                  (a) do not and will not conflict with or violate any requirement of applicable laws or regulations or with any contractual obligation of such party, and

                  (b) do not and will not conflict with, or constitute a default or require any consent under, any contractual obligation of such party.

         3.5 Regulatory Compliance. WLV, in its capacity as a manufacturer, distributor and seller of Licensed Products, represents and warrants that the Licensed Products, as of the date of shipment, are not adulterated or misbranded, will be in full compliance with applicable laws and regulations of the United States Federal Food, Drug and Cosmetic Act and any similar applicable foreign, federal, state or local laws or regulations and will not constitute articles which may not under the provisions of such Act, be introduced into interstate commerce.

         3.6 DISCLAIMER OF WARRANTIES. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE, OR WARRANTY GIVEN, BY EITHER PARTY THAT ANY PATENT WILL ISSUE BASED UPON ANY PENDING PATENT APPLICATION WITHIN THE PATENT RIGHTS, THAT ANY PATENT WITHIN THE PATENT RIGHTS WHICH ISSUES WILL BE VALID OR THAT THE EXERCISE OF ANY LICENSE OR PATENT RIGHTS GRANTED HEREUNDER WILL NOT INFRINGE THE PATENT OR PROPRIETARY RIGHTS OF ANY OTHER PERSON. IN THIS REGARD, INX REPRESENTS THAT IT HAS TURNED OVER TO WLV THE RESULTS OF ITS SEARCH OF THIRD PARTY PATENTS. NO REPRESENTATION OR WARRANTY IS MADE REGARDING THE EFFICACY OF THE TECHNOLOGY DESCRIBED IN THE PATENT RIGHTS. FURTHERMORE, EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PATENT RIGHTS, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 4 - DEVELOPMENT COLLABORATION

         4.1 Development Collaboration Program: Performance by INX and WLV. From the Effective Date and in accordance with the terms of this Agreement, INX and WLV each agree to perform, or have performed, the Development Collaboration Program as

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approved and agreed to by the Development Committee for the development of
Licensed Product(s) through preclinical and clinical trials. Each party shall be obligated to perform, or have performed, such work as they have each proposed in accordance with the Development Collaboration Plan, provided, however, that the obligations of INX to perform such work shall be limited to the FTE's supported by the development and support fees paid by WLV.

         4.2 Development Committee Role, Decisions. The Development Committee shall determine and monitor the Development Collaboration Program, including making recommendations regarding the performance of the Development Collaboration Plan and generally on the conduct of research and development under this Agreement. The Development Committee shall approve all modifications to the Development Collaboration Plan, and shall carry out such other activities as the parties may agree to. At each meeting of the Development Committee it shall evaluate the progress of the Development Collaboration Program and determine whether it is reasonable to believe that the endpoints set forth in the Development Collaboration Plan are likely to be achieved in the time specified. It is expected (but not required) that any decisions made or actions taken by the Development Committee shall be made unanimously by its members. Each committee member shall have one vote. As development of the Licensed Product proceeds toward human clinical trials, the Development Committee shall be replaced with a Management Committee that will meet at least twice each year to determine, manage and oversee the clinical phases of development and determine, manage and oversee the regulatory approval process for the Licensed Product.

         4.3 Development Committee Membership. Within ten (10) days of the Effective Date, INX and WLV shall each appoint two people (or such other number of persons as the parties may determine) to serve on a committee for the Development Collaboration Program (the "Development Committee"). Such persons must be employees of either WLV or INX, or, if not employees of INX or WLV, such members must be approved in writing by the non-designating party. Neither party shall unreasonably withhold such approval. Each party shall have the right to change its representation on the Development Committee upon written notice sent to the other.

         4.4 Development Committee Meetings. It is anticipated that the Development Committee shall meet not less than three (3) times a year during the term of this Agreement, at such dates, times and locations as agreed to by the parties. At such meetings, the Committee shall discuss the Development Collaboration Program, the status of performance under the Development Collaboration Plan, evaluate the results thereof and set priorities therefore. Prior to each such meeting, each party shall prepare and deliver to the other party written progress reports, which shall include, but not be limited to, descriptions of the conduct of the Development Collaboration Program, including protocols and results obtained, and such other information as the Committee shall reasonably request. The content of all Committee meetings and reports submitted to the Committee are hereby deemed Confidential Information subject to both the nondisclosure and use restrictions of Article 5 herein and the exceptions of Article 5 herein. The Committee shall be responsible for preparing written minutes of each Committee meeting, and a written record of all decisions made by the Committee whether made at a formal meeting or not.

         4.5 Compliance with GLP and GMP. INX and WLV shall comply with all applicable good laboratory, clinical and manufacturing practices as determined by the Development Committee, in the performance of the Development Collaboration Plan and shall cause their Affiliates and subcontractors to do the same.

         4.6 Subcontracts. INX may subcontract portions of the Development Collaboration Program to be performed by it in the normal course of its business. Any such subcontracting shall be made on the following terms:

                  (a) the subcontracted party shall enter into a confidentiality agreement with the subcontracting party consistent with Article 5 below;

                  (b) the subcontracted party shall be in compliance in all material respects with all requirements of applicable laws and regulations and this Agreement, together with all applicable good laboratory practices and good manufacturing practices; and

                  (c) the subcontracting party shall guarantee the performance of the work to be performed by the subcontracted party.

ARTICLE 5 - CONFIDENTIALITY

         5.1 Confidentiality Agreement. Under the August 1, 1999 Confidentiality Agreement, INX and WLV have exchanged certain information in order for INX and WLV to prepare an initial Development Collaboration Plan. The parties hereby acknowledge that this License and Development Collaboration Agreement constitutes the agreement by the parties establishing the more extensive collaboration and agree that this License and Development Collaboration Agreement shall govern the disposition of all information, data and materials resulting from or arising out of the work performed by each party under the Confidentiality Agreement and that ownership of such information, data and materials shall be determined as provided in Article 7 hereof. INX and WLV hereby agree that the Confidentiality Agreement is terminated and superceded upon execution of this Agreement.

         5.2 Confidential Information and Materials. During the term of the Development Collaboration Program, INX and WLV shall (i) exchange all information developed pursuant to the Development Collaboration Program, including all Inventions, INX Know-How and INX Patent Rights relating to the Field which include data or ideas conceived by employees or consultants of either Party since the date of the August 12, 1999 Confidentiality Agreement, and (ii) provide all biological materials owned and transferable by each party as necessary or useful for each party to perform its role in the Development Collaboration Program as described in the Development Collaboration Plan. All such information and materials when supplied pursuant to this Section 5.2 shall be deemed to be Confidential Information, as such term is defined in Article 5, and shall be used only as permitted by Article 5 hereof.

         5.3 Nondisclosure Obligations. Except as otherwise provided in this Article 5:

                  (a) during the term of this Agreement and for a period of three (3) years thereafter (but not less than five (5) years after the Effective
Date), each party shall maintain in confidence, and use only for purposes of this Agreement, information and data resulting from or related to the Development Collaboration or information pertaining to the activities of either party regarding the research, development, manufacture, marketing, and sales of Licensed Products; and

                  (b) during the term of this Agreement and for a period of three (3) years thereafter (but not less than five (5) years after the Effective
Date), both parties shall also maintain in confidence and use only for purposes of this Agreement all information and data not described in clause (a) above but supplied by the other party under this Agreement marked "Confidential." Within thirty (30) days following an oral disclosure, the disclosing party shall provide a written summary of the oral disclosure indicating with reasonable specificity which portions are to be treated as Confidential. "Confidential Information" shall mean information and data described in clause (a) or (b) above.

         5.4 Permitted Disclosures. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement,

                  (a) a party may disclose to a Person Confidential Information it is otherwise obligated under this Article 5 not to disclose to its Affiliates, sublicensees, consultants, outside contractors and clinical investigators, on a need-to-know basis, provided that such Person agrees to keep the Confidential Information confidential and not use the Confidential Information for the same time periods and to the same extent as such party is required and that the disclosing party shall provide written notice to the other party and sufficient opportunity to object to such disclosure; and

                  (b) a party may disclose such Confidential Information to government or other regulatory authorities to the extent that such disclosure is required by applicable law, regulation or court order, or is reasonably necessary to obtain patents or authorizations to conduct clinical trials, and to commercially market a Licensed Product, provided that the disclosing party shall, to the extent reasonably possible, provide written notice to the other party and sufficient opportunity to object to such disclosure or to request confidential treatment thereof, and the party shall take reasonable steps to limit the scope of such disclosure, subject to review by the disclosing party; and

                  (c) the parties may agree to publish or present at scientific conferences the results of ongoing work under the Development Collaboration Program or data otherwise related to research and development of Licensed Products, as set forth below in Article 6.

         5.5 Additional Permitted Disclosures. The obligation not to disclose or use Confidential Information shall not apply to any part of such Confidential Information that (i) is or becomes patented, published or otherwise part of the public domain other than by acts of the party obligated not to disclose such Confidential Information or its Affiliates in contravention of this Agreement; (ii) is disclosed to the receiving party or its Affiliates by a

Third Party who has a lawful right to make the disclosure; (iii) prior to disclosure under this Agreement, was already in the possession of the receiving party or its Affiliates as established by written records, provided such Confidential Information was not obtained from the other party under this Agreement or the Confidentiality Agreement on a confidential basis; or (iv) is disclosed in a press release mutually agreed to in writing by both parties hereto, which agreement shall not be unreasonably withheld.

         5.6 Terms of this Agreement. The parties shall not disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other party, except:

                  (a) to Persons with whom a party has entered into or proposes to enter into a business relationship, provided that such Persons shall enter into the required confidentiality agreement, or

                  (b) as required by applicable law, regulation or court order, provided that, to the extent reasonably possible, the disclosing party shall provide written notice to the other party and sufficient opportunity to review and/or to object to such disclosure or to request confidential treatment thereof, and the party shall take reasonable steps to limit the scope of such disclosure, subject to review by the disclosing party.

         Notwithstanding the foregoing, prior to execution of this Agreement, WLV and INX shall agree upon the substance of information that can be used to describe the terms of this transaction, and WLV and INX may disclose such information, as modified by mutual written agreement from time to time, without the other party's consent.

         5.7 Transfer of Materials. In the performance of the Development Collaboration Plan either party (the "Supplier") may provide biological materials, reagents or other materials ("Material") to the other party (the "Recipient").

                  (a) Transferred Material is the sole property of the Supplier and is made available to the Recipient for the sole purpose of the Development Collaboration Plan. The transfer of Material does not transfer ownership of the Material to the Recipient. Recipient agrees to return all unused Material at the conclusion of the authorized activity and further agrees not to use the Material for any unauthorized purposes.

                  (b) EACH RECIPIENT ACKNOWLEDGES THAT ANY MATERIALS DELIVERED TO IT UNDER THIS AGREEMENT ARE EXPERIMENTAL IN NATURE. EACH SUPPLIER MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE MATERIALS. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE SUPPLY OF MATERIAL IS NOT A REPRESENTATION THAT USE OF THE MATERIALS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADE SECRET, TRADEMARK OR OTHER RIGHTS OF THIRD PARTIES.

                  (c) each Recipient assumes all liability for damages which may arise from the Recipient's use, storage, disposal or transfer of the Materials. Supplier shall not be liable to the Recipient for any loss, claim, or demand made by the Recipient, or made against the Recipient by any other party, due to or arising from the use or transfer of the Material by the Recipient, except when caused solely by the gross negligence or improper intentional acts of the Supplier. The Material is to be used only by a qualified investigator and will not be administered to a human.

ARTICLE 6 - PUBLICATION

         6.1 Notice of Publication. During the term of this Agreement, INX and WLV each acknowledge the other party's interest in publishing certain of its results to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each party also recognizes the mutual interest in obtaining valid patent protection and protecting business interests. Consequently, either party, its employees or consultants wishing to make a publication (including any oral disclosure, and written abstracts thereof submitted for publication, made without obligation of confidentiality) relating to work performed by such party as part of the Development Collaboration Program (the "Publishing Party") shall transmit to the other party (the "Reviewing Party") a copy of the proposed written publication at least thirty (30) days prior to submission for publication, or an outline of such oral disclosure, including abstracts thereof, at least thirty (30) days prior to presentation. The Reviewing Party shall have the right

                  (a) to propose reasonable modifications to the publication for patent or other commercial reasons,

                  (b) to request a reasonable delay in publication in order to protect patentable information, and

                  (c) to prohibit such publication in order to protect Confidential Information, including patentable information or trade secret information, consistent with the confidentiality obligations of Article 5 above.

ARTICLE 7 - INVENTIONS AND PATENTS

         7.1 Ownership Of Inventions. Ownership of Inventions shall be determined by inventorship, which in turn shall be determined in accordance with U.S. patent law. The entire right and title in all INX Inventions, and any patent applications or patents based thereon, shall be owned solely by INX. The entire right and title in all Inventions made by WLV, and any patent applications or patents based thereon, shall be owned solely by WLV. The entire right and title in all Joint Patent Rights and Joint Inventions, and any patent applications or patents based thereon, shall be owned jointly by WLV and INX.

         7.2 Disclosure of Inventions. Each party promptly shall disclose to the other party the making, conception or reduction to practice of Inventions by employees or others acting on behalf of such party in the performance of the Development Collaboration Plan. INX and WLV each hereby represent that all employees and other Persons acting on its behalf in performing its obligations under this Agreement shall be obligated under a binding written agreement to assign to it, or as it shall direct, all Inventions made or developed by such employees or other Persons.

         7.3 Grant-back to WLV Inventions. In the event that an Invention made by WLV, utilizing INX Confidential Information or Know-How, represents an improvement to the MSCRAMM technology of INX, then WLV shall grant to INX a nonrevocable, fully paid-up nonexclusive license, with ability to sublicense, to any patent rights of WLV regarding such Invention, in all fields other than the Field of this Agreement. WLV shall also grant to INX an exclusive option to negotiate the terms of an exclusive license to such Invention, such option to expire six (6) months from the date of disclosure to INX of the Invention.

         7.4 Option Rights to INX Inventions. INX shall grant to WLV an exclusive option to negotiate the terms of a nonexclusive or exclusive license, at WLV's election, to any patent rights of INX regarding INX Inventions or INX ownership interest in Joint Inventions, outside the Field of this Agreement to the extent it does not involve the stimulation of antibody titer in plasma donors whose plasma is collected for the purpose of developing and commercializing products containing plasma derived immunoglobulin. Such exclusive option shall expire three (3) months from the date of disclosure of such INX Invention to WLV.

         7.5 Cooperation Outside the Field. During the term of this Agreement and prior to regulatory approval of a Licensed Product, if INX desires to use the licensed Product to stimulate antibody titer in plasma donors whose plasma is collected for the purpose of developing and commercializing products containing plasma derived immunoglobulin then WLV will cooperate with INX, to the extent it is commercially feasible and does not hinder the efforts of WLV to commercialize or market Licensed Products in the Field.

         7.6      Patent Prosecution and Maintenance.

         (a) INX shall be responsible for and shall control the preparation, filing, prosecution, grant and maintenance (collectively "Patent Management") of all INX Patent Rights, using patent counsel reasonably acceptable to WLV. Whenever reasonably feasible INX shall consult with WLV as to the preparation, filing, prosecution, and maintenance of all INX Patent Rights reasonably prior to any deadline or action with the United States Patent & Trademark Office or any foreign patent office and whenever reasonably feasible shall furnish WLV with drafts of relevant documents reasonably in advance of consultation. WLV shall have the right to review and comment on such patent applications and prosecution documents prior to filing in the United States and abroad. INX and WLV agree to cooperate with each other during the patent application and prosecution process by executing papers and providing assistance, data, information, and research records. INX and WLV also agree to cooperate in the event the extension of any patent term is sought under 35 U.S.C. 156 (Patent Term Restoration). These cooperation provisions shall survive the termination or expiration of this Agreement. Failure of INX to afford WLV prior consultation and review of documents shall not constitute material breach of this Agreement.

         (b) WLV shall reimburse INX for fifty percent (50%) of its expenses incurred after the Effective Date in connection with such Patent Management of INX Patent Rights. In the event that WLV elects not to reimburse INX for expenses associated with filing, prosecuting or maintaining a given patent application or patent in a particular country, then such patent application or patent in that country only shall not be part of the INX Patents Rights and no license is granted to WLV under such patent application or patent in that country pursuant to this Agreement.

         (c) if INX elects not to file for patent protection in a particular country including the United States, or if INX elects not to continue with the prosecution or maintenance of a given patent or patent application or claim within an application, then WLV may request that INX proceed and INX hereby agrees to do so. One hundred percent (100%) of expenses incurred by INX in connection with proceeding in accordance with such request shall be reimbursed by WLV and the patent will be owned by INX and licensed to WLV under this agreement.

         (d) at its own expense WLV shall be responsible for and shall control the preparation, filing, prosecution, grant and maintenance of all applications regarding WLV Inventions.

         (e) the parties shall determine the most appropriate method for the preparation, filing, prosecution, grant, and maintenance of Joint Inventions and Joint Patent Rights, and the parties shall equally share the expenses.

         7.7 Prior Art. Each party shall cooperate with the other to the extent reasonably possible to ensure that all known prior art that is material to the examination of a Joint Patent Right is brought to the attention of the other party and the U.S. Patent and Trademark Office.

         7.8 Enforcement of Patent Rights. Upon learning of any Third Party infringement or threatened infringement of any Patent Right in the Field, INX or WLV, as the case may be, promptly shall provide notice to the other party in writing of the fact and shall supply the other party with all evidence possessed by the notifying party pertaining to and establishing such infringement. Each party shall provide to the other any facts which may affect the validity, scope or enforceability of any Patent Right of which either party becomes aware. INX shall have the right, at its expense, to determine the appropriate course of action to enforce its Patent Rights or otherwise abate the infringement thereof, to determine whether to take (or refrain from taking) appropriate action to enforce its Patent Rights, and to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action, and retain any damages or recovery in any such action with respect to its Patent Rights, and in good faith the party controlling such litigation shall consider the interests of the other party, if any, in so doing. In the event the INX elects in writing not to take action to enforce its Patent Rights, WLV may do so at its own expense controlling the litigation and retaining any damages or recovery (less any royalties owed on damages won as a result of lost sales), provided that no patent claims outside the Field are put at issue in such litigation and further provided that INX may participate in such litigation at it own expense. WLV shall take no action to compel INX either to initiate or to join in any such suit for patent infringement. At WLV's request, INX shall initiate or join in any such suit if necessary to avoid dismissal of the suit; in such event, WLV shall reimburse INX for its reasonable attorney's fees and costs.

         7.9 Defense of Declaratory Judgment Actions. In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights shall be brought against WLV or raised by way of counterclaim or affirmative defense in an infringement suit brought by WLV under Paragraph 7.8, WLV may: (a) defend the suit in its own name, at its own expense, and on its own behalf for presumably Valid Claims in the Patent Rights in the Field provided that no claims outside the Field are put at issue in such litigation;
(b) in any such suit, ultimately enjoin infringement and collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement; and (c) settle any claim or suit for declaratory judgment involving the Patent Rights and collect for its use all monies recovered from such settlement; provided, however, that INX shall have the first right to take such actions and shall have a continuing right to intervene in such suit, subject to WLV's right to control the defense of such suit. If INX does not notify WLV of its intent to respond to the legal action within a reasonable time, WLV will be free to do so. WLV shall take no action to compel INX to join in any such declaratory judgment action; however, if INX is deemed to be a necessary party to such suit, WLV shall reimburse INX for its reasonable attorney's fees and costs.

         7.10 Enforcement of Joint Patent Rights. The parties shall determine the appropriate course of action to enforce the Joint Patent Rights or otherwise abate the infringement thereof, to determine whether to take (or refrain from taking) appropriate action to enforce such Joint Patent Rights, and shall determine, on a case by case basis, which party should control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to the Joint Patent Rights, and in good faith the party controlling such litigation shall consult with the other party and shall consider the interests of the other party, if any, in so doing. If a party elects to enforce Joint Patent Rights by itself it may do so at its own expense and retain for itself all damages or recovery in such action. The parties may agree to jointly enforce Joint Patent Rights, share costs and expenses, and share in any damages or recovery.

         7.11 Defense of Infringement Suits Against WLV. WLV shall promptly notify INX in writing of any allegation, claim or suit by a Third Party that the activity of WLV in connection with the performance of this Agreement infringes or may infringe the intellectual property rights of such Third Party. WLV shall have full control of the defense and resolution of such allegation, claim or suit. Such control shall include negotiations with the Third Party, selection and supervision of counsel, defense of suits (or the filing of a declaratory judgment action by WLV) or other proceedings, and settlement of such allegation, claim or suit, which may include WLV's taking a license from said Third Party. All costs and expenses, including attorney's fees, incurred in the course of resolving such allegation, claim or suit shall be the responsibility of WLV. In the event that WLV is permanently enjoined from making, using or selling a Licensed Product in a given jurisdiction, then that injunction shall not constitute a breach of WLV's obligations under Section 2.14 and shall not constitute a basis for termination by INX of this Agreement under Section 8.1.3.

ARTICLE 8 - TERM AND TERMINATION

         8.0 Term. The term of this Agreement shall be from the last signature date below until the expiration of all INX Patent Rights

         8.1 Termination For Cause. Either party may terminate this Agreement and the license granted herein, at its option, upon the occurrence of any of the following:

         8.1.1    The other party:

                  (a) seeks the liquidation, reorganization, dissolution or winding up of itself (other than dissolution or winding up for the purposes of reconstruction or amalgamation),

                  (b) applies for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or substantially all of its assets,

                  (c) makes a general assignment for the benefit of its creditors,

                  (d)      commences a voluntary case under the Bankruptcy Code,

                  (e) files a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or readjustment of debts, or

                  (f) adopt any resolution of its Board of Directors or stockholders for the purpose of effecting any of the foregoing; or

         8.1.2 A proceeding or case shall be commenced without the application or consent of the other party and such proceeding or case shall continues undismissed, or an order, judgment or decree approving or ordering any of the following is entered and continues unstayed in effect, for a period of ninety (90) days from and after the date service of process is effected upon the other party, seeking

                  (a) its liquidation, reorganization, dissolution or winding up, or the composition or readjustment of all or substantially all of its debts,

                  (b) the appointment of a trustee, receiver, custodian, liquidator or the like of itself or of all or substantially all of its assets, or

                  (c) similar relief under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or readjustment of debts; or

         8.1.3 Upon or after the material breach of any material provision of this Agreement, if the breaching party has not cured such breach within sixty
(60) days after notice thereof from the other party. Failure to make any payments due within the sixty (60) day period shall be a material breach of a material provision of this Agreement.

         8.2 Termination Without Cause. WLV may terminate this Agreement at any time without cause upon (a) six months written notice, and (b) upon payment of any balance due for the full annual license and development support fee for the calendar year in which such six month notice period expires, and (c) upon payment of any support fees in excess of [ *** ] budgeted in the Development Collaboration Plan for the calendar year in which such six month notice period expires.

         8.3 Effect of Expiration and Termination. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. The provisions of Articles 3, 5, 6, Sections 7.1, 7.2, 7.3 and 7.10 of Article 7 and Article 9 shall survive the expiration or termination of this Agreement. Upon termination WLV shall, at the election of INX, either sell or destroy any Licensed Product not sold as of the termination date. The royalty provided herein shall be paid on any permitted post-termination sales.

         8.4 Survival of Sublicenses. Upon termination of this Agreement without cause, no existing sublicenses granted by WLV shall be affected by such termination, and all such sublicenses shall remain in effect according to their terms and shall be converted to direct sublicenses (to a sole exclusive sublicense if there is only one sublicensee, or to co-exclusive sublicenses if there are two or more sublicensees). INX shall continue to be entitled to payments under such sublicenses pursuant to Article 2 above.

ARTICLE 9 - INDEMNIFICATION

         9.1 Indemnity. Each party shall indemnify and hold harmless, and hereby forever releases and discharges, the other party, its successors, Affiliates and sublicensees, from and against all claims, demands, liabilities, damages and expenses, including reasonable attorneys' fees and costs (collectively "Liabilities") arising directly out of

                  (a) the breach of any material provision of this Agreement by the indemnifying party, or

                  (b) the negligence, recklessness or intentional acts or omissions of the indemnifying party in complying with its obligations under this Agreement.

         9.2 WLV Indemnification WLV hereby indemnifies and agrees to defend and to hold INX, its successors and Affiliates, and any licensors of INX harmless from and against all claims, Liabilities, losses and expenses (collectively "Losses") arising out of or in connection with WLV's manufacture, use, lease, import or sale of Licensed Product. This indemnification shall not extend to Losses due to the negligent or willful misconduct of INX, its successors or Affiliates.

         9.3 Procedure. A party (the "Indemnitee") that intends to claim indemnification under this Article 9 shall promptly notify the other party (the "Indemnitor") of any Liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other Indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity obligations under this Article 9 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 9, but the omission to so deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article
9. The Indemnitee, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

ARTICLE 10 - BREACH

         10.1 Breach. In the event that either party is in material breach of any of its obligations, representations or warranties under this Agreement which remains uncured sixty (60) days following written notice of such breach, then in addition to any other rights or remedies set forth herein or provided by law, the breaching party shall be liable to the nonbreaching party for actual damages (including reasonable attorneys' fees) incurred by the nonbreaching party directly as a result of the material breach.

ARTICLE 11 - FORCE MAJEURE

         11.1 Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party (hereinafter, A Force Majeure event). For purposes of this Agreement, a Force Majeure event includes, but is not limited to, earthquake, fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority (including regulatory and advisory bodies) or the other party. Upon the occurrence of any Force Majeure event, the affected party shall give written notice of such event to the other party and shall use reasonable efforts to overcome such Force Majeure event. Performance, however, shall not be excused for a period greater than six (6) months. Performance shall not be excused where failure to perform results from failure to comply with FDA rules and regulations.

ARTICLE 12 - ASSIGNMENT

         12.1 Assignment. This Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred by either party without the consent of the other party, which consent shall not be unreasonably withheld. Either party may, however, without such consent, assign this Agreement and its rights and delegate its obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its business relating to this Agreement, including, but not limited to, assignment to an Affiliate, or in the event of its merger or consolidation or change in control or similar transaction. Any permitted assignee shall assume in writing all obligations of its assignor under this Agreement.

ARTICLE 13 - SEVERABILITY

         13.1 Severability. Each party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or co-unity or association of countries. Should one or more provisions of this Agreement be or become invalid, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such provisions. In case such provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

ARTICLE 14 - MISCELLANEOUS

         14.1 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing, delivered personally, or by facsimile and promptly confirmed by personal delivery, U.S. first class mail or courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee. A party may change its address by giving written notice to the other party.

If to Inhibitex, Inc.:
Inhibitex, Inc.
8995 Westside Parkway, Suite 150
Alpharetta, GA 30004
Attention: President
Telefax: 678 336 2612

If to WLV:

Notices only:                           All other communications, invoices and
                                        payments:
WLV-Lederle Vaccines                    WLV-Lederle Vaccines
c/o Wyeth-Ayerst Laboratories           401 North Middletown Road
280 King of Prussia Road                Pearl River, NY 10965
Radnor, PA 19087                        Attention: Director, Technology Affairs
Attention: President                    Telefax: (845) 732-2825
Telefax: 610-989-5700

         14.2 Applicable Law. This Agreement is deemed to have been executed in and shall be governed by and construed in accordance with the laws of the State of Georgia, except for questions regarding patents, which shall be resolved in the courts having jurisdiction over the patents in question and in accordance with the laws applicable to such patents.

         14.3 Dispute Resolution. The parties agree that in the event a business or technical dispute arises under this Agreement, they will attempt to resolve such disputes through their negotiations before pursuing litigation Both parties hereby commit themselves to use the negotiating and problem solving talents of their business or technical people, as appropriate, to work toward a pragmatic resolution of the dispute

         14.4 Export Control. WLV shall be responsible for compliance with the United States Export Administration Act of 1979, as amended, the Federal Food, Drug and Cosmetic Act, and other applicable export and re-export laws, their rules and regulations with respect to the export from the United States and re-export of any technology or Licensed Products developed under this Agreement. INX shall provide reasonable assistance to WLV as necessary in any actions associated with such compliance, including obtaining any applicable validated or general license from the United States Department Of Commerce, the United States Food and Drug Administration or any other agency or department of the United States Government, as required.

         14.5 Entire Agreement. This Agreement (together with Exhibits A, B and C) constitutes the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly superseded by this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

         14.6 Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

         14.7 Independent Contractors. INX and WLV each acknowledge that they shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither INX nor WLV shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other party, without the prior written consent of the other party to do so.

         14.8 Waiver. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

         14.9 Hart-Scott-Rodino Filings. The parties will prepare and make appropriate filings under Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder (16 C.F.R. 801.1 et seq.) ("the Act") as soon as reasonably practicable. The parties agree to cooperate in the antitrust clearance process and to furnish promptly to the Federal Trade Commission and the Antitrust Division of the Department of Justice any additional information reasonably requested by them in connection with such filings. This Agreement shall bind the parties upon execution, but the other provisions of this Agreement shall not become effective until the earlier of (a) the waiting period provided by the Act shall have terminated or shall have expired without any action by any government agency or challenge to the termination, or (b) a determination has been made by WLV that a filing under the Act is not necessary. In the event the expiration of the waiting period does not occur within four (4) months after the Effective Date, the parties shall revert to their status prior to signing this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

INHIBITEX, INC.

By:  /s/ Robert Schweiger
   ---------------------------------------
         Robert Schweiger

Title:   VP Business Development
Date:    8/2/01

AMERICAN HOME PRODUCTS CORPORATION
Wyeth-Ayerst Laboratories Division

By:  [ILLEGIBLE]
   ---------------------------------------
Title: President, Wyeth Vaccines and Nutrition
Date: 7/31/01

                                    EXHIBIT A

                      SPECIAL DEVELOPMENT PAYMENT SCHEDULE

                                   Single          Second Single     Initial Multi-
                               Staphylococcal     Staphylococcal     Staphylococcal
Development                        Target             Target             Target
Achievement                        Vaccine            Vaccine            Vaccine
-----------------------------------------------------------------------------------
Filing an IND                      [ *** ]           [ *** ]            [ *** ]
-----------------------------------------------------------------------------------
Entry into Phase II                [ *** ]           [ *** ]            [ *** ]
-----------------------------------------------------------------------------------
Entry into Phase III               [ *** ]           [ *** ]            [ *** ]
-----------------------------------------------------------------------------------
BLA filing                         [ *** ]           [ *** ]            [ *** ]
-----------------------------------------------------------------------------------
Licensed Product Approval          [ *** ]           [ *** ]            [ *** ]
-----------------------------------------------------------------------------------

Special Development Explanation

The term Single Staphylococcal Target Vaccine refers to a vaccine addressing either S. aureus or S. epidermidis, but not both. A Single Staphylococcal Target Vaccine may involve multiple antigens and would not constitute a special development payment requirement under the Second Single Staphylococcal Target Vaccine.

Development Payments for the Initial Multi-Staphylococcal Target Vaccine would only be triggered at any given level if that specific special development achievement was first reached with a combination of S. aureus and S. epidermidis vaccine.

As an illustration, if an IND and Phase II trial were initiated for a S. aureus vaccine based on one or more antigens, special development payments of [ *** ] would be payable at the IND filing and [ *** ] at the Entry into Phase II trials. If, on a parallel basis similar trials for a S. epidermidis vaccine were initiated, [ *** ] would be payable at the IND filing and [ *** ] at the Entry into Phase II trials. If then the two vaccines were combined into a single Phase III trial, a [ *** ] special development payment would be made payable upon entry into that trial.

The maximum combined special development payments payable will not exceed $15,500,000.

                                    EXHIBIT B

                                INX PATENT RIGHTS

1. "Polypeptides and Polynucleotides From Coagulase-Negative Staphylococci" U.S. provisional application 60/098,443 filed 8-31-98 and refiled to add additional subject matter as 60/117,119 on 1-25-99. These provisional applications were converted to U.S. application 09/386,962 filed August 31, 1999, and filed as PCT/US99/19728.
         (Licensed exclusively to INX by The Texas A&M University System (TAMUS) and BioResearch Ireland (BRI). TAMUS and BRI reserve the right to use this technology for noncommercial research and educational purposes. The U.S. Government holds certain rights under 37 CFR 410.14. No license is granted under any service mark or trademark of TAMUS. The name of TAMUS may not be used by WLV except to state that it is a sublicensee of TAMUS).

2.       "Multicomponent Vaccines"

         U.S. provisional Application 60/098,439 filed 8-31-98. This was converted to U.S. application 09/386,959 and PCT/US99/19727 on August 31, 1999. (Licensed exclusively to INX by The Texas A&M University System (TAMUS) and Bioresearch Ireland (BRI). TAMUS and BRI reserve the right to use this technology for noncommercial research and educational purposes. The U.S. Government holds certain rights under 37 CFR 410.14. No license is granted under any service mark or trademark of TAMUS. The name of TAMUS may not be used by WLV except to state that it is a sublicensee of TAMUS).

3.       "Fibrinogen Binding Proteins From Staphylococcus aureus"

         U.S. provisional application filed 11-26-97 as 60/066,815 abandoned in favor of "Extracellular Matrix-Binding Proteins From Staphylococcus aureus to add additional information, filed 8-31-98 as 60/098,427 converted 11-25-98 to 09/200,650. PCT /US98/25246 was filed 11-25-98.
         (Licensed exclusively to INX by The Texas A&M University System (TAMUS) and BioResearch Ireland (BRI). TAMUS and BRI reserve the right to use this technology for noncommercial research and educational purposes. The U.S. Government holds certain rights under 37 CFR 410.14. No license is granted under any service mark or trademark of TAMUS. The name of TAMUS may not be used by WLV except to state that it is a sublicensee of TAMUS).

4.       "Fibronectin Binding Protein Compositions and Methods of Use"

         U.S. provisional application filed 1-21-97 as 60/036,139, converted 1-21-98 to 09/010,317; PCT filed 1-21-98 as PCT/US98/01222. (Licensed exclusively from TAMUS through the AM Fund I to INX. TAMUS reserves the right to use this technology for noncommercial research and education purposes. . The U.S. Government holds certain rights under 37 CFR
         410.14. No license is granted under any service mark or trademark of TAMUS. The name of TAMUS may not be used by WLV except to state that it is a sublicensee of TAMUS.)

5.       "Collagen Binding Protein Compositions and Methods of Use"

         U.S. provisional application 60/017,678 filed 5-16-96 converted 5-14-97 to 08/856,253; PCT/US97/08210 filed 5-14-97. (Licensed exclusively from TAMUS through the AM Fund I to INX. TAMUS reserves the right to use this technology for noncommercial research and education purposes. The U.S. Government holds certain rights under 37 CFR 410.14. No license is granted under any service mark or trademark of TAMUS. The name of TAMUS may not be used by WLV except to state that it is a sublicensee of TAMUS.)

6.       "S. aureus Fibrinogen Binding Protein Gene"

         U.S. application 08/293,728 filed 8-22-94, issued as U.S. patent 6,008,341 on 12-28-99; Div. App. 09/421,868 was filed 10-19-99 and another divisional application was filed 10-5-00. (Licensed exclusively to INX by BRI. BRI reserves the right to use this technology for noncommercial research and educational purposes.)

7.       "MHC II Analog From Staphylococcus aureus"

         U.S. application filed 5-24-94 as 08/248,021 and issued 7-15-1997 as U.S. patent 5,648,240. (Licensed exclusively from TAMUS through the AM Fund I to INX. TAMUS reserves the right to use this technology for noncommercial research and education purposes. The U.S. Government holds certain rights under 37 CFR 410.14. No license is granted under any service mark or trademark of TAMUS. The name of TAMUS may not be used by WLV except to state that it is a sublicensee of TAMUS.)

8.       "Fibronectin Binding Peptide"

         Filings: SE 90 2617 filed 8-10-90; U.S. 846,995 filed 6-8-92 now abandoned; U.S. 55,783 filed 5-3-93 now abandoned, U.S. 234,622 filed 4-28-94 issued as U.S. patent 5,440,014 on 8-8-95. (Nonexclusively from Magnus Hook.)

9.       "Fibronectin Binding Protein As Well As Its Preparation"

         Filings: SE 89 1687 filed 5-11-89; U.S. 520,808 parent filed 5-9-90 issued as U.S. patent 5,175,096 on 12-29-92; U.S. divisional 974,181 filed 11-10-92 now abandoned; U.S. continuation 340,458 filed 11-14-94 issued as U.S. patent 5,652,217, "Fibronectin Binding Protein" on 7-29-97; U.S. divisional 725,492 filed on 10-4-96 issued as U.S. patent 5,840,846, "Fibronectin Binding Protein As Well As Its Preparation" on 11-24-98. (Nonexclusively from Magnus Hook.)

10.      "Fibronectin Binding Protein As Well As Its Preparation"

         Filings: SE 87 2272 filed 6-1-87; U.S. parent 201,028 filed 6-1-88 now abandoned; U.S. continuation 746,087 filed 8-12-91 now abandoned; U.S. continuation 937,817 filed 1-22-93 issued as U.S. patent 5,320,951 on 6-14-94; U.S. divisional 259,000 filed 6-13-94 issued as U.S. patent 5,571,514 "Fibronectin Binding Protein As Well As Its Preparation" on 11-5-96; U.S. divisional 729,767 filed 10-7-96 issued as U.S. patent 5,770,702 "Fibronectin Binding Protein As Well As Its Preparation" on 6-23-98. (Nonexclusively from Magnus Hook.)

11.      "Collagen Binding Protein As Well As Its Preparation"

         U.S. application 861,804 filed 8-21-92 now abandoned; U.S. continuation 447,031 filed 5-22-95 issued as U.S. patent 5,851,794 on 12-22 98.
         (Nonexclusively from Magnus Hook.)

12. "Method for Prophylactic Treatment of the Colonization of a S. aureus Bacterial Strain By Cell Surface Protein With Fibronectin and Fibrinogen Binding Ability"

         Filings: SE 8402938 filed 5-30-84; U.S. parent 840,580 filed 1-21-86, now abandoned; U.S. continuation 801,593 filed 12-5-91 and issued as U.S. Patent 5,189,015 on 2-23-93. (Nonexclusively from Magnus Hook.)

13. "Bacterial Cell surface Protein with Fibronectin, Fibrinogen, Collagen and Laminin Binding Ability, Process for the Manufacture of the Protein and Prophylactic Treatment"

         Filings: U.S. 06/840,580 filed as PCT/SE85/00227 on 5-30-85; U.S.
         continuation 07/801,593 filed 12-5-91, now U.S. Patent 5,189,015; U.S.
         divisional 07/977,151 filed 11-16-92; U.S. continuation 08/118,697 filed 9-10-93 and issued as U.S. Patent 5,980,908 on 11-9-99. (Nonexclusively from Magnus Hook.)

                                    EXHIBIT C

                         DEVELOPMENT COLLABORATION PLAN

The below outlined plan for the initial development of a S. aureus nosocomial vaccine will take approximately 18-24 months to accomplish. Three and one quarter (3.25) FTE's per year during this period from Inhibitex are necessary for timely execution of the plan. Inhibitex will:

         1. Provide Wyeth Lederle Vaccines (WLV) with approximately 100 mg of each recombinant 6X HIS-tag versions of M55 (CNA); Clf41/Clf33 (ClfA), MAP24 (MAP)

         2.       Make CP5/CP8 glycoconjugates with MSCRAMMs

                  a. QC antigenicity with specific polyclonal IgG and specific monoclonal antibodies

                  b. Immunogenicity (immunize mice and rabbits to evaluate titers)

                  c. Conduct in vivo efficacy studies with mouse bacteremia model (test active and passive immunization strategies)

                           i. Strain characterization with respect to MSCRAMM profile and CP type

                  d. Conduct in vitro opsonophagocytosis assays with HL-60 human cell line and analogous murine cell line

         3.       Revise expression vectors of MSCRAMMs to exclude HIS tag

         4. Provide WLV with approximately 100 mg of recombinant 6X HIS-tag versions of the A domain from SdrG and SdrH (S. epidermidis antigens)

         5. Adjuvant/formulation analysis of lead vaccine candidate(s) will be initiated by WLV.